Exhibit 99.3

13962 Park Center Road, Herndon, VA  20171;
703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For company information contact:  Tim Clemensen at 212-843-9337 or tclemensen@rubensteinir.com.

For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Receives NASDAQ Notification Regarding Bid Price;

Grace Period Granted Through March 15, 2010

HERNDON, VA September 18, 2009 — SteelCloud, Inc. (Nasdaq: SCLD), a leading integrator of mobility computing appliance solutions, today announced that on September 15, 2009, the Company received a letter from The NASDAQ Stock Market indicating that because the bid price of the Company’s common stock had closed below the minimum $1.00 per share threshold set forth in NASDAQ Listing Rule 5450(a)(1) for the prior 30 consecutive business days, the Company has been provided 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price requirement.  This most recent notice does not impact the Company’s listing on NASDAQ at this time.

As previously disclosed, on September 3, 2009, the Company attended a hearing before the NASDAQ Listing Qualifications Panel to present its plan to comply with the $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market.  The Panel has not yet issued its determination in response to the Company’s request for continued listing.

About the Company

SteelCloud is a developer and integrator of mobility computing appliance solutions. The SteelCloud designs, architects and develops specialized appliance solutions for mobile computing technologies including the BlackBerry Enterprise Server technology from Research In Motion. For both commercial and government markets, SteelCloud delivers integrated hardware/software appliance solutions that focus on ease of deployment, policy compliance, and high availability. Over its 20-year history, SteelCloud has won numerous awards for technical excellence and customer satisfaction. The Company can be reached at (703) 674-5500. Additional information is available at www.steelcloud.com. Email: info@steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: SteelCloud's ability to obtain financing in the short term, risks associated with the integration of business following an acquisition, business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of SteelCloud's stock; and the risk factors set forth from time to time in SteelCloud's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any current reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.